January 22, 2004 02:30 PM US Eastern Timezone

SurfNet Media Group Inc. Names James Nova as Vice President of Finance and
Corporate Development

PHOENIX--(BUSINESS WIRE)--Jan. 22, 2004--SurfNet Media Group Inc. (OTCBB:SFNM)
today announced the appointment of James Nova as vice president of finance and corporate development, effective immediately. Nova is president of MMAPS Inc., a management consulting firm. He spent 20 years in significant management positions at major money center banks and Fortune 500 companies, including vice president -- sales and marketing for Greyhound Financial Corp. (subsequently
Finova). His background also embraces a wide range of investment banking roles, including vice president -- investment banking for Bache & Co. (now Prudential
Securities) and vice president -- lease syndications for Manufacturers Hanover
Leasing Corp. (subsequently CIT).

Nova serves on the boards of directors for the Arizona chapter of the Turnaround
Management Association and the Arizona region of the Anti-Defamation League. A graduate of Dartmouth College and the Amos Tuck School of Business at Dartmouth
College, where he received an MBA, Nova is a former member of the Dartmouth
College Alumni Board. "Jim Nova is a welcome addition to our management team,"
stated Jim Haught, the company's president and CEO.

About SurfNet Media Group

SurfNet Media Group Inc. (www.surfnetmedia.com) is a digital media communications technology company. Its patented Metaphor(TM) technology is a new, Web-based desktop communication and notification tool supporting instant, interactive communication without e-mails or click-through rates. Metaphor toolbars, media players, mini-Web pages and window frames replicate effortlessly to Web sites and desktops, auto-refresh dynamically and can be instantly modified across the Internet from a centralized database portal. Metaphor technology shortens from months to days the delivery time required to program, develop and implement customized, online marketing solutions that "own the desktop."

In addition, the company's Internet Radio division utilizes the Metaphor technology to broadcast a variety of programs, including popular talk shows hosted by experts, which it broadcasts on the Internet, and guaranteed playtime for independent artists. Visitors to VoiceAmerica(SM) Radio
(www.voiceamerica.com), BusinessAmerica(SM) Radio (www.businessamericaradio.com)
and BoomBox Radio(SM) (www.boomboxradio.com) can easily copy/paste the radio stations to their own Web sites or click to add them to their desktops.

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of Section
27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934.
Words like "intends," "expects," "anticipates," "estimates" and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Although SurfNet Media believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove correct. A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statement. These factors include the inability of SurfNet Media to obtain financing for technology development, business expansion or acquisitions; the reliability and availability of new technology in the related industries; financial, operational and other business problems associated with rapid business expansion or the acquisition of a number of businesses in a short period of time; and general and industry-specific economic conditions. SurfNet Media has no obligation to update or revise these

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forward-looking statements to reflect the occurrence of future events or circumstances.

Contacts
SurfNet Media Group, Inc., Pheonix
Jim Haught, 480-557-0695, ext. 115

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